UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 14, 2017

Tetraphase Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-35837	20-5276217
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Arsenal Way Watertown, Massachusetts		02472
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 715-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On June 14, 2017, Tetraphase Pharmaceuticals, Inc. (the “Company”) and Patheon UK Limited and certain of its affiliates (collectively, “Patheon”) entered into a Master Manufacturing Services Agreement (the “Master Agreement”). Under the Master Agreement, the Company is responsible for supplying the active pharmaceutical ingredient for eravacycline to Patheon, and Patheon is responsible for manufacturing eravacycline, conducting quality control, quality assurance, analytical testing and stability testing and packaging.

The Company expects to enter into two related Product Agreements (each a “Product Agreement”) pursuant to the Master Agreement to govern the terms and conditions of Patheon’s manufacture of commercial supplies of eravacycline, the Company’s lead product candidate, at Patheon’s Greenville, North Carolina and Ferentino, Italy manufacturing sites. Each Product Agreement that the Company may enter into from time to time will be governed by the terms of the Master Agreement, unless expressly modified in such Product Agreement.

Pursuant to the Master Agreement, the Company has agreed to order from Patheon at least a certain percentage of its annual commercial requirements for eravacycline in the United States and European Union each year for the term of the Master Agreement.

The Master Agreement has an initial term ending December 31, 2022, and will automatically renew after the initial term for successive terms of two years each, unless either party gives notice of its intention to terminate the Master Agreement at least 18 months prior to the end of the then current term.

The Company may terminate a Product Agreement upon 30 days’ prior written notice if any governmental agency takes any action that prevents the Company from importing, exporting, purchasing or selling eravacycline.

Either party may terminate the Master Agreement or a Product Agreement (a) upon written notice if the other party has failed to remedy a material breach under the Master Agreement or a Product Agreement within a specified time following receipt of written notice of such breach, and (b) immediately upon written notice to the other party in the event that the other party is declared insolvent or bankrupt, a voluntary petition of bankruptcy is filed in any court by such other party or the Master Agreement or a Product Agreement is assigned by such other party for the benefit of creditors.

Patheon may terminate the Master Agreement or a Product Agreement upon six months written notice if the Company assigns the Master Agreement to an assignee that, in the opinion of Patheon acting reasonably, is (i) not a creditworthy substitute for the Company, or (ii) a competitor of Patheon.

The Master Agreement contains, among other provisions, customary representations and warranties by the parties, a grant to Patheon of certain limited license rights to the Company’s intellectual property in connection with Patheon’s performance of the services under the Master Agreement, certain indemnification rights in favor of both parties, limitations of liability and customary confidentiality provisions.

The foregoing description of the material terms of the Master Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Master Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2017. The Company intends to seek confidential treatment for certain portions of the Master Agreement pursuant to a Confidential Treatment Request submitted to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	/s/ Maria D. Stahl
Date: June 20, 2017		Maria D. Stahl
Senior Vice President, General Counsel